Exhibit 5.1

Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304-1050 O: 650.493.9300 F: 650.493.6811

September 20, 2021

Pacific Biosciences of California, Inc.

1305 O’Brien Drive

Menlo Park, California 94025

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion is furnished to you in connection with the Registration Statement on Form S-3 (the “Registration Statement”), to be filed on or about the date hereof by Pacific Biosciences of California, Inc. (the “Company”) with the Securities and Exchange Commission in connection with the registration for resale under the Securities Act of 1933, as amended (the “Securities Act”), of up to 13,407,337 shares of the Company’s common stock, par value $0.001 per share (the “Shares”). All of the Shares were issued or are issuable pursuant to the terms of the Agreement and Plan of Merger and Plan of Reorganization, dated as of July 19, 2021, by and among the Company, Apollo Acquisition Corp., a wholly-owned subsidiary of the Company, Apollo Acquisition Sub, LLC, a wholly-owned subsidiary of the Company, Omniome, Inc. and Shareholder Representative Services LLC, as the Securityholder Representative (the “Merger Agreement”), and are being registered for resale on behalf of certain stockholders of the Company including their donees, pledgees, transferees, distributees or other successors-in-interest (the “Selling Stockholders”).

We, as counsel for the Company in connection with the registration for resale of the Shares, have assumed: (a) the genuineness of all signatures, (b) the authenticity of all documents submitted to us as originals, (c) the conformity with the originals of all documents submitted to us as copies and the authenticity of the originals of such documents, (d) the legal competence of all signatories to such documents, and (e) the truth, accuracy and completeness of the information, representations and warranties contained in the instruments, documents, certificates and records we have reviewed. As to any facts material to the opinions expressed herein that were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company.

We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

On the basis of the foregoing and in reliance thereon, we are of the opinion that the Shares have been duly authorized by the Company and are, or when issued and delivered in accordance with the terms of the Merger Agreement will be, validly issued, fully paid and nonassessable.

AUSTIN    BEIJING    BOSTON    BRUSSELS    HONG KONG    LONDON    LOS ANGELES    NEW YORK    PALO ALTO

SAN DIEGO    SAN FRANCISCO    SEATTLE    SHANGHAI    WASHINGTON, DC    WILMINGTON, DE

Pacific Biosciences of California, Inc.

September 20, 2021

We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the reference of our name under the caption “Legal Matters” in the prospectus forming part of the Registration Statement. In giving such consent, we do not consider that we are “experts” within the meaning of such term as used in the Securities Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati, Professional Corporation

WILSON SONSINI GOODRICH & ROSATI

Professional Corporation